Supplemental Financial Presentation Q1 2019 June 2019 Exhibit 99.1

Non-GAAP Financial Information In an effort to provide additional and useful information regarding the Company’s financial results and other financial information as determined by generally accepted accounting principles (GAAP), certain materials in this presentation include non-GAAP information. The Company believes the presentation of non-GAAP measures including Income from Operations, EBITDA, Adjusted EBITDA Margin, Net Income, Total Operating Expenses and Earnings per Share provides useful supplemental information to investors with regard to its core operating performance, and are used by the Company's management to assess the performance of the Company’s business for planning and forecasting in subsequent periods as well as to compare financial results period-over-period. The non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under U.S. GAAP. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of the non-GAAP information to GAAP is available as an appendix to this presentation.

FY 2018 Income Statement Summary In millions except percentage 2018 Guidance 2018 Actual Total Revenue $468 - $472 $472 Operating Income* $84 - $88 $92 EBITDA* $115 - $118 $122 Excess Restatement-Related Costs $28 $25 Adjusted EBITDA Margin* 29% - 31% 31% Net Income* $50 - $53 $65 1. Operating Income excludes stock-based compensation expense, amortization of acquired intangibles and employee termination and other charges. 2. EBITDA excludes interest and other income, net, interest expense, income tax provision, depreciation, amortization, stock-based compensation expense, and employee termination and other charges. 3. Adjusted EBITDA Margin reflects EBITDA excluding excess restatement-related costs divided by Total Revenue. 4. Net Income excludes stock-based compensation expense, amortization of acquired intangibles, employee termination and other charges and the tax effect of such adjustments. Numbers labeled with a * are Non-GAAP numbersReconciliation of non-GAAP measures can be found in Appendix

Q1 2019 Income Statement In millions except percentage Q1 2018 Q1 2019 Y/Y Change Total Revenues $127 $118 -7% Healthcare 75 72 -4% COBRA 29 24 -18% Commuter 19 19 2% Other 4 3 -10% Total Operating Expenses $112 $113 1% Cost of revenues (excluding amortization of internal use software) $45 $39 -13% Technology and development 13 16 25% Sales and marketing 18 18 ─ % General and administrative 25 28 11% Amortization 11 12 9% Excess Restatement-Related Costs $6 $10 Total Operating Expenses (excluding excess restatement-related costs)* $106 $103 -3%

Q1 2019 Income Statement (continued)

In millions except percentage	Q1 2018	Q1 2019	Y/Y Change
Operating Income*	**$28**	**$15**	**-48%**
EBITDA*	**$35**	**$23**	**-35%**
Adjusted EBITDA excluding Restatement-Related Costs*	***$41***	***$33***	**-21%**
Adjusted EBITDA Margin*	***33%***	***28%***	
Net Income*	**$22**	**$11**	**-51%**
Earnings Per Share*	**$0.55**	**$0.27**	**-51%**
HSA Statistics			
Total HSA Revenue	$7m	$10m	
Accounts	689K+	760k+	
Cash Balances	$1.1b	$1.2b	
Annualized Custodial Yield	1.05%	1.99%	

1. Operating Income excludes stock-based compensation expense, amortization of acquired intangibles and employee termination and other charges.
2. EBITDA excludes interest and other income, net, interest expense, income tax provision, depreciation, amortization, stock-based compensation expense, and employee termination and other charges.
3. Adjusted EBITDA Margin reflects EBITDA excluding excess restatement-related costs divided by Total Revenue.
4. Net Income excludes stock-based compensation expense, amortization of acquired intangibles, employee termination and other charges and the tax effect of such adjustments.
5. Earnings Per Share reflects Net Income divided by the weighted-average shares outstanding (diluted).

*Numbers labeled with a * are Non-GAAP numbers*

Reconciliation of non-GAAP measures can be found in Appendix

5

WageWorks everyone benefits

Q1 2019 Balance Sheets In millions except percentage December 31, 2018 March 31, 2019 Cash and cash equivalents $898 $783 Total Current Assets $1,246 $1,112 Total Assets $1,785 $1,666 Customer obligations $762 $660 Total Current Liabilities $864 $776 Long-term debt, net of issuance costs $245 $185 Total Liabilities $1,120 $994 Total stockholders' equity $665 $673 Total Liabilities and Stockholders' Equity $1,785 $1,666 Net Cash Position* $137 $151 Change in Net Cash Position   10% Net Cash Position = Total Current Assets – Total Current Liabilities – Long-term debt, net of issuance costs

Restatement-Related Costs In millions except percentage FY 2017 FY 2018 Q1 2017 Q1 2018 Q1 2019 Finance $13 $26 $2 $5 $11 Legal/other 3 15 1 4 2 Total $16 $41 $3 $9 $13 The above table shows the actual outsourced services costs incurred during the respective periods. The Company estimates that the restatement-related costs are mainly focused on Legal and Finance activities. The excess restatement-related costs are approximately $6 million and $9 million for Q1 2018 and 2019, respectively, compared to Q1 2017.

Appendix: Reconciliation of Non-GAAP Measures